Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

May 3, 2010

(213) 229-7000	C 87007-01463

(213) 229-7888

Standard Pacific Corp.

26 Technology Drive

Irvine, California 92618

Re:	Standard Pacific Corp.
8 3/8% Senior Notes due 2018

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-149378, of Standard Pacific Corp., a Delaware corporation (the “Company”), and certain direct and indirect wholly owned subsidiaries of the Company listed as co-registrants thereto (such subsidiaries, the “Subsidiary Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on February 26, 2008 (the “Registration Statement”), the preliminary prospectus supplement and prospectus related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 20, 2010, a final pricing term sheet dated April 21, 2010 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on April 21, 2010, and the final prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 23, 2010 in connection with the offering (i) by the Company of its 8 3/8% Senior Notes due 2018 (the “Notes”) and (ii) the guarantees of the Company’s payment obligations under the Notes (the “Guarantees”) by certain of the Subsidiary Guarantors named in the Underwriting Agreement (as defined below) (the “Guarantors”). The Guarantees and the Notes are referred to herein as the “Documents”. The Documents provide that they are governed by New York law. The Notes are being issued pursuant to the Indenture dated as of April 1, 1999 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as Trustee (the “Trustee”), as supplemented by that certain Fourteenth Supplemental Indenture dated as of May 3, 2010 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. In connection with the issuance of the Notes, the Company and the Guarantors have entered into an Underwriting Agreement, dated as of April 21, 2010 (the “Underwriting Agreement”), among the Company, the Guarantors and the representative of the several underwriters named therein (the “Underwriters”).

In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, the Underwriting Agreement, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials, and other instruments as we have

Standard Pacific Corp.

May 3, 2010

deemed necessary or advisable to enable us to render these opinions. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others. In our examination, we have assumed without independent investigation:

(a) the genuiness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b) the Company and each Guarantor is a validly existing corporation or limited liability company or other entity in good standing under the laws of its state of formation, has all requisite power to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder, the execution and delivery of such Documents by the Company or such Guarantor and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action, do not violate any law, regulation, order, judgment or decree applicable to the Company or any Guarantor, and such Documents have been duly executed and delivered by the Company and each such Guarantor; and

(c) there are no agreements or understandings between or among any of the parties to the Documents or third parties that would expand, modify, or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to the Notes, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. With respect to each Guarantee, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, and the Indenture is executed by the applicable Guarantor, such Guarantor’s Guarantee will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding

Standard Pacific Corp.

May 3, 2010

fraudulent transfers or preferential transfers; and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. With respect to the opinions set forth above, we express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) the effectiveness of any waiver of stay, extension or usury laws; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any waiver of the right to jury trial; (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (vii) the availability of damages or other remedies not specified in the Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses); (viii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); or (ix) any provision pursuant to which a guarantee or joint and several liability shall be valid and enforceable to the maximum extent that would not cause such guarantee or joint and several liability to be unenforceable as a fraudulent transfer or conveyance or otherwise under applicable law, or any similar “savings” provision”.

C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP